AGREEMENT TO REPAY INDEBETNESS AND TO CONVEY OPTION

     WHEREAS, Security National Financial Corporation and its wholly owned subsidiaries entered into those certain agreements referred to as "Option to Acquire" and "Memorandum of Understanding" (hereinafter the "Agreements") with Ronald Motzkus on or about December 19, 2001;

     WHEREAS, pursuant to the Agreements certain monies were advanced in the form of a loan to Monument Title totaling an amount to $77,952.50, which including interest to November 1, 2004, totals $94,177.27.

     WHEREAS, also according to the Agreements, Security National had the option to acquire 100% of the common stock of Monument Title (the Option to Acquire);

     WHEREAS, pursuant to the lending transaction whereby Security National advanced to Monument Title the $77,952.50, it caused a Uniform Commercial Code Filing (the "Filing") to be placed upon all assets of Monument Title;

     NOW THEREFORE, as of the 1st day of November 2004, the parties hereby agree as follows:

1. That the loan in the current amount of $94,177.27 be repaid within 7 (seven days) from the date hereof with interest in cash.

2. Upon receipt of the loan repayment Security National shall release its Filing upon the assets of Monument Title.

3. That Security National shall convey its interest in the Option to Acquire in return for the payment of an additional $94,177.27 to be paid under the following terms and conditions:

     a. A minimum payment of $500 per month for the first 12 months following the date of execution hereof;

     b. A minimum payment of $1,000 per month for the 13th through 24th months following the date of execution hereof;

     c. After the 24th month the then outstanding balance shall bear interest at the 3-year Treasury Rate plus one percent (1%). The minimum payment for the 25th month through 36th month shall be $1,500 per month, the minimum payment for the 37th month through 48th month shall be $2,000 per month. The minimum payment for the 48th month through 60th month shall be $2,500 and any remaining unpaid balance, including interest, shall be due and payable at the conclusion of the 60th month from the date hereof.



Monument Title by Ronald Motzkus        Date       Ronald Motzkus, Individually



Security National Financial Corporation     Date
By:  Scott M. Quist